UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2006

NANOGEN, INC.

(Exact name of registrant specified in its charter)

Delaware	000-23541	33-0489621
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10398 Pacific Center Court, San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone, including area code: (858) 410-4600

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets

On May 1, 2006 (the “Effective Date”), pursuant to the Asset Purchase Agreement (the “Purchase Agreement”) dated April 19, 2006 among Nanogen, Inc., its subsidiary Nanogen Advanced Diagnostics S.r.L. (collectively, “Nanogen”) and Amplimedical S.p.A, a biomedical company based in Italy (“Amplimedical”), Nanogen completed its acquisition (the “Acquisition”) of Amplimedical’s business division for developing, manufacturing, testing, distributing and selling diagnostic products and diagnostic related products.

As previously disclosed in a Form 8-K filed by Nanogen on April 25, 2006 (the “April 25, 2006 Form 8-K”), the initial consideration for the Acquisition is approximately 8.1 million Euros (or approximately $10.0 million), of which approximately 6.1 million Euros (or approximately $7.5 million) were paid by delivery of a convertible promissory note issued by Nanogen (the “Note”), and the remaining balance will be paid in cash. The initial consideration is subject to adjustment based on various factors set forth in the Purchase Agreement during a 270-day adjustment period, after which a final consideration will be determined. Cash payment for the remaining balance of the final consideration will be delivered within 5 days after the end of the 270-day adjustment period.

Amplimedical is a manufacturer of molecular diagnostic products and a wholly-owned subsidiary of Amplifon. Prior to the Acquisition, Amplimedical was a distributor of the Nanogen’s microarray diagnostic products in Italy, a licensee of certain intellectual property of Nanogen and collaborated with the Nanogen to develop certain multiplexed reagent kits that are sold in Europe.

Item 2.03 Creation of a Direct Financial Obligation

As previously disclosed in the April 25, 2006 Form 8-K, Nanogen issued and delivered the Note for the principal amount of 6.1 million Euros (or approximately $7.5 million) as partial consideration for the Acquisition. The interest accrued on the Note is due and payable monthly beginning on the first business day of the first full month after the date that is sixty-one (61) days after the Effective Date. During the period beginning sixty-one (61) days after the Effective Date and ending on the date one hundred and eighty (180) days after the Effective Date, the Note will accrue interest at the rate of 6% per annum. During the period beginning one hundred and eighty-one (181) days after the Effective Date and ending on the date when the principal of the Note is paid in full, the Note will accrue interest at the rate of 10% per annum. The date upon which amounts under the Note are due may be accelerated upon the occurrence of certain customary events of default, and in such circumstances, the Note will accrue interest at the rate of 14% per annum until paid. The maturity date of the Note is April 19, 2007.

The Note is convertible into shares of common stock of Nanogen after the Effective Date, and Nanogen has agreed to file with the Securities and Exchange Commission and cause to be declared effective a registration statement covering such shares. The initial conversion price is the average closing price of Nanogen common stock for ten consecutive trading days ending two business days prior to the Effective Date, or approximately $2.63 per share. The initial conversion price may be adjusted if (i) a registration statement is declared effective after 60 days after the Effective Date and (ii) the average closing price of Nanogen common stock during a ten-day trading period prior to the effective date of the registration statement deviates more than 10% from the initial conversion price. The aggregate number of shares of Common Stock issuable upon conversion of the Note is limited to less than 10% of Nanogen’s outstanding shares as of the date of the Purchase Agreement. Furthermore, Nanogen may prepay the Note at any time, and such prepayment will be made at a specified discount. Disputes arising out of the Note are subject to arbitration in Milan, Italy.

The foregoing description of the Note is not complete and is qualified in its entirety by reference to the full text of the Note, a copy of which is attached as Exhibit 4.1 and is incorporated herein by reference

Item 3.02. Unregistered Sales of Equity Securities

The disclosures set forth in Items 2.01 and 2.03 above in this Form 8-K are incorporated herein by reference. The issuance of the Note is exempt from the registration requirements pursuant to Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated pursuant thereto. Amplimedical has represented that it is an “accredited investor” as defined in Rule 501(a) of Regulation D and the issuance of the Note was made without general solicitation or advertising.

The foregoing description of the Note is not complete and is qualified in its entirety by reference to the full text of the Note, a copy of which is attached as Exhibit 4.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(b) Pro forma financial information.

The Pro forma financial information required by this item, if any, with respect to the Acquisition, will be filed as soon as practicable, and in any event not later than 71 days after the date on which this Form 8-K is required to be filed pursuant to Item 2.01.

(c) Exhibits. The following documents are filed as exhibits to this report:

2.1	Asset Purchase Agreement dated April 19, 2006 between Nanogen and Amplimedical*.

4.1	Form of Convertible Promissory Note.

*Exhibits and certain schedules to the Asset Purchase Agreement are not filed. Nanogen will furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NANOGEN, INC.

Date: May 4, 2006	By:	/s/ Robert Saltmarsh
	Name:	Robert Saltmarsh
	Title:	Chief Financial Officer